EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rubio’s Restaurants, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-79003, 333-84440, 333-86540, 333-115959, 333-124652, 333-133359, and 333-143545) on Form S-8 of Rubio’s Restaurants, Inc. of our report dated March 24, 2009, with respect to the consolidated balance sheets of Rubio’s Restaurants, Inc. as of December 28, 2008 and December 30, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period then ended December 28, 2008, which report appears in the December 28, 2008 annual report on Form 10-K of Rubio’s Restaurants, Inc.

San Diego, California
March 24, 2009